CONSENT OF EXPERT

June 20, 2025

VIA EDGAR

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Re: Northern Dynasty Minerals Ltd. (the "Corporation")
Registration Statement on Form F-10 dated June 20, 2025
(the “Registration  Statement”)

I, Greg Z. Mosher, P.Geo., hereby consent to the reference to my involvement in the preparation of the following technical report (the "Technical Report"):

  Pebble Project, NI 43-101 Technical Report Update and Preliminary Economic Assessment, Alaska, United States of America, effective date August 21, 2023, as amended and restated September 18, 2023 and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report related to me in the Registration Statement.

“/s/Greg Z. Mosher”
Greg Z. Mosher, P.Geo.
Tetra Tech Canada Inc.